Exhibit 99.1

John T. Wyatt Joins Jack in the Box Inc. Board of Directors

SAN DIEGO--(BUSINESS WIRE)--May 10, 2010--Jack in the Box Inc. (NASDAQ: JACK) today announced the addition of John T. (“Tom”) Wyatt to the company’s board of directors, effective May 4, 2010. Wyatt is president of the Old Navy division of Gap Inc.

Wyatt’s career spans more than 35 years, including nearly 30 years in the intimate apparel business. He joined Gap Inc. in 2006 as president of the company’s GapBody division, and eleven months later he was named president of the company’s Outlet division. Wyatt has served as president of the Old Navy division since 2008. Prior to joining Gap Inc., Wyatt was president and CEO at Cutter & Buck Inc., which designs and markets upscale apparel under the Cutter & Buck brand. He also served as chairman and CEO of Parisian, a chain of specialty department stores in the Saks family of companies, and was previously president of Warnaco Intimate Apparel, a global designer and manufacturer of brand names such as Warner’s, Olga and Lejaby. Additionally, Wyatt spent more than 20 years with Vanity Fair Corporation serving as president of Vanity Fair Intimates and Vanity Fair Intimates Coalition.

“We’re extremely pleased to add someone of Tom’s caliber to our board of directors,” said Linda A. Lang, chairman, CEO and president of Jack in the Box Inc. “Tom has extensive experience in leading and growing some of the most well-respected brands in the retail industry, which will be invaluable as we continue to expand our Jack in the Box® and Qdoba Mexican Grill® brands.”

About Jack in the Box

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 18 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 500 restaurants in 43 states and the District of Columbia. For more information, visit www.jackinthebox.com.

CONTACT:
Jack in the Box Inc.
Brian Luscomb, 858-571-2291
DVP, Corporate Communications
brian.luscomb@jackinthebox.com